Exhibit 17.1

Mark I. Lev

September 14, 2012

Board of Directors of

IA Global, Inc.

Re:  Current Report on Form 8-K relating to Resignation

Gentlemen:

I, Mark I. Lev, have reviewed the copy of the Current Report on Form 8-K of IA Global, Inc. (the “Company”) to be submitted for filing (date of Report May 11, 2012) relating to, among other things, my resignation as a director of the Company as of May 11, 2012.

I have reviewed disclosure contained in Item 5.02 therein relating to my resignation and agree to the statements made therein.

/s/ Mark I. Lev

Mark I. Lev